UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K /A

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2012

GLYECO, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30396	45-4030261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-196 Phoenix, Arizona		85044
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

As previously reported by the Company on a Current Report on Form 8-K filed with the Commission on March 22, 2012, the Company entered into a preliminary agreement with Full Circle Manufacturing Group, Inc., a New Jersey corporation (“FCM”), dated March 16, 2012, pursuant to which the Company agreed to purchase from FCM all of its assets, including FCM’s equipment, processing agreements, and associated goodwill in consideration for an aggregate purchase price of $6 million ($6,000,000) consisting of 2 million (2,000,000) shares of the Company’s unregistered common stock (valued at $1.00 per share) and $4 million ($4,000,000) in cash.

As previously reported by the Company on a Current Report on Form 8-K/A filed with the Commission on July 9, 2012, the Company agreed with FCM to amend the closing date on the preliminary agreement, with closing to occur on or before July 31, 2012 or on such other date as mutually agreed to by the parties.

The Company is filing this Form 8-K/A to amend the Form 8-K filed with the Commission on March 22, 2012 and Form 8-K/A filed on July 9, 2012, which detailed the provisions of the preliminary agreement.

Item 8.01 Other Information.

On September 11, 2012, the Company agreed with FCM to amend the terms of the preliminary agreement, whereby GlyEco agrees to purchase and lease assets, including intellectual property related to FCM’s glycol recycling process.  All assets transferred will be free and clear of encumbrances or claims. For the assets purchased, GlyEco will pay $4,000,000 in a combination of 2,000,000 shares of GlyEco unregistered common stock (valued at $1.00 per share) and $2,000,000 cash.

The closing will be on or before September 30, 2012, or on such other date as agreed upon by the parties, and subject to satisfaction of certain conditions as described in this document and a more comprehensive agreement (the “Closing Agreement”), including possible verification of FCM’s financial statements through an audit by a PCAOB accounting firm. The purpose for this extension is to finalize the necessary financial audit, due diligence, and standard closing conditions.

For additional information previously reported on this transaction, please refer to the Form 8-K filed on March 22, 2012, and the Form 8-K/A filed on July 9, 2012, which are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: September 11, 2012	By:	/s/ John Lorenz
John Lorenz President and Chief Executive Officer, Director (Principal Executive Officer)